                                  SCHEDULE 14C
                                 (RULE 14C-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. __)


CHECK THE APPROPRIATE BOX:

[X]  PRELIMINARY INFORMATION STATEMENT        [ ] CONFIDENTIAL, FOR USE OF THE
                                                  COMMISSION ONLY (AS PERMITTED
[ ]  DEFINITIVE INFORMATION STATEMENT             BY RULE 14C-5 (D) (2))


                        SUMMIT BROKERAGE SERVICES, INC.
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Payment of Filing Fee (Check the appropriate box):

         [X]      No Fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                        SUMMIT BROKERAGE SERVICES, INC.

                                25 FIFTH AVENUE
                           INDIALANTIC, FLORIDA 32903


                             INFORMATION STATEMENT


                     WE ARE NOT ASKING YOU FOR A PROXY, AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.


GENERAL

         This Information Statement is being furnished to the shareholders of Summit Brokerage Services, Inc., a Florida corporation (the "Company" or "Summit" or "we" or "us"), in connection with the approval and adoption of (i) Amended and Restated Articles of Incorporation of the Company (the "Amended Articles"), and (ii) Stock Option Agreements between the Company and each of Richard Parker, William R. Turner and Mark F. Caulfield, each dated May 16, 2000 (collectively, the "Option Agreements"), each by the written consent of the holder of a majority in interest of the Company's voting capital stock ("Voting Capital Stock") consisting of the Company's outstanding common stock, par value $.0001 per share ("Common Stock").

         On September 1, 2000, the Company's Board of Directors approved and recommended that the Company's Articles of Incorporation be amended and restated in order to (i) create blank check preferred stock, and authorize 5,000,000 shares of blank check preferred stock, par value $.0001 per share,
(ii) provide that no shareholder of any capital stock of the Company shall have preemptive rights of any nature, and (iii) provide for other general matters consistent with corporations formed under the corporate laws of the State of Florida. The form of Amended Articles is attached to this information statement as Exhibit A. The Amended Articles will become effective upon the filing of the Amended Articles with the Secretary of State of the State of Florida. The Company anticipates that the filing of the Amended Articles will occur on or about October __ 2000. On May 16, 2000, the Company's Board of Directors approved the adoption of the Option Agreements, which are attached to this information statement as Exhibits B, C and D. Shareholder approval of the Option Agreements is required for purposes of compliance with certain exclusions from the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended. If the Amended Articles and Option Agreements were not adopted by written consent, such matters would have been required to be considered by the Company's shareholders at a special shareholders' meeting convened for the specific purpose of approving the Amended Articles and Option Agreements.

         Richard Parker, the Company's majority shareholder (the "Majority Shareholder"), who beneficially owns 3,813,035 shares of Common Stock representing approximately 84% of the outstanding Voting Capital Stock of the Company, gave his written consent to the adoption of the Amended Articles and the Option Agreements described in this information statement on September __, 2000. The date on which this information statement will be sent to the shareholders is on or about September __, 2000. The record date established by the Company for purposes of determining the number of outstanding shares of Voting Capital Stock is September 13, 2000 (the "Record Date").

         The elimination of the need for a special meeting of shareholders to approve the Amended Articles and Option Agreements is authorized by Section
607.0704 of the Florida Business Corporation Act (the "Florida Act") which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. A majority of the outstanding shares of voting capital stock entitled to vote thereon is required in order to amend the Company's Articles of Incorporation and to approve and adopt the Option Agreements. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the Amended Articles and Option Agreements as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of the holder of a majority in interest of the Voting Capital Stock of the Company.

         Pursuant to Section 607.0704 of the Florida Act, within ten days of obtaining authorization by written consent of the actions described in this information statement, the Company is required to provide notice of the taking of the corporate action without a meeting to shareholders who have not consented in writing to such action. Inasmuch as the Company will have provided to its shareholders of record this information statement, the Company will notify its shareholders at the time of distribution of its next Quarterly Report on Form 10-QSB of the effective date of the Amended Articles. No additional action will be undertaken pursuant to such written consents. No action by the other holders of our Common Stock is required to approve the Amended Articles or the Option Agreements.

         This Information Statement is being provided for your information purposes only. This Information Statement also constitutes your notice of the availability to you of dissenters' rights pursuant to Sections 607.1301,
607.1302 and 607.1320 of the Florida Business Corporation Act (the "FBCA"). A copy of the full text of such sections of the FBCA is attached hereto as Exhibit E.

                    OUTSTANDING VOTING STOCK OF THE COMPANY

         As of the Record Date, there were 4,548,525 shares of Common Stock outstanding. The Common Stock constitutes the sole outstanding class of voting securities of the Company. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to shareholders.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of September 6, 2000, with respect to the beneficial ownership of Common Stock by: (i) each shareholder known by the Company to be the beneficial owner of more than 5% of the Common Stock; (ii) each director and executive officer; and (iii) all executive officers and directors as a group.

           NAME OF BENEFICIAL OWNER(1)(2)     NUMBER OF SHARES     PERCENTAGE(3)
           ------------------------------     ----------------     -------------
           Richard Parker (4)(5)                3,813,035             83.3%
           Mark F. Caulfield (6)                  180,000               *
           Harry S. Green (7)                      57,500               *
           Jack B. Root (7)                        27,500               *
           Brian R. Best (8)                       27,500               *
           All officers and directors
                as a group (5 persons) (9)      4,105,535             90.3%

* Less than one percent.

(1) Unless otherwise noted, the address of each person or entity listed is Summit Brokerage Services, Inc., 25 Fifth Avenue, Indialantic, Florida 32903.

(2) Due to certain non-material changes to the compensation arrangements of the executive officers and directors, the number of shares beneficially owned by such executive officers and directors has been adjusted since the date of the Company's Proxy Statement for its Annual Meeting of Shareholders held August 12, 2000 to reflect the implementation of such changes.

(3) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities that are currently exercisable, or exercisable within 60 days of September 6, 2000, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(4) Includes 627,675 shares owned by Richard & Joan Parker, Jt. Ten., and 27,000 shares owned by Mr. Parker's spouse, Joan Parker.

(5) Includes 564,440 shares issuable pursuant to a currently exercisable stock purchase option, 404,440 of which are held by Mr. Parker solely and 160,000 of which are held by Mr. Parker's spouse, Joan Parker.

(6) Includes 160,000 shares issuable pursuant to a currently exercisable stock purchase option

(7) Includes 23,000 shares issuable pursuant to a currently exercisable stock purchase option.

(8) Includes 18,000 shares issuable pursuant to a currently exercisable stock purchase option.

(9) Includes 788,440 shares issuable pursuant to currently exercisable stock purchase options.


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

                  INFORMATION REGARDING EXECUTIVE COMPENSATION

         The following table sets forth certain information for the fiscal years ended December 31, 1999, 1998 and 1997 concerning compensation paid to or earned by the Company's Chairman of the Board and Chief Executive Officer (the "Named Executive Officer"). No other executive officers were paid or earned compensation in excess of $100,000 for such periods.

SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                       -----------------------        AWARDS
                                       ANNUAL COMPENSATION (1)     ------------
     NAME AND                          -----------------------      SECURITIES
     PRINCIPAL             FISCAL                                   UNDERLYING
     POSITION               YEAR        SALARY          BONUS        OPTIONS
     -----------------      ----        ------          -----      ------------

     Richard Parker       12/31/99     $188,471          $-0-      95,000(2)
       Chairman and       12/31/98      147,200           -0-         -0-
       Chief Executive    12/31/97      149,400           -0-         -0-
       Officer

-----------------

(1) The amounts reflected in the above table do not include any amounts for perquisites and other personal benefits extended to the Named Executive Officer. The aggregate amount of such compensation for the Named Executive Officer is less than 10% of the total annual salary and bonus.

(2) Represents an option granted in 1999 that is exercisable at $2.50 per share until December 31, 2009.


STOCK OPTIONS GRANTED IN FISCAL 1999

         The following table sets forth certain information concerning grants of options made during fiscal 1999 to the Named Executive Officer.


                                                                                POTENTIAL REALIZED VALUE
                    NUMBER OF       PERCENT                                     AT ASSUMED ANNUAL RATES
                   SECURITIES      OF TOTAL                                         OF STOCK PRICE
                   UNDERLYING    OPTIONS/SARS                                        APPRECIATION
                    OPTIONS/      GRANTED TO      EXERCISE                        FOR OPTION TERM(1)
                      SARS         EMPLOYEES       OR BASE      EXPIRATION      ------------------------
NAME               GRANTED (#)      IN 1999     PRICE ($/SH)       DATE         5% ($)           10% ($)
----               -----------   ------------   ------------    ----------      ------           -------

Richard Parker       95,000           10%           $2.50        12/31/09       $203,523       $464,756



-----------------

(1) The dollar amounts set forth in these columns are the result of calculations at the five percent and ten percent rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, of the market price of the common stock.


AGGREGATE STOCK OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

         There were no options exercised by the Named Executive Officer during fiscal 1999.

EMPLOYMENT AGREEMENTS

         The Company entered into a two-year employment agreement with William
R. Turner (the "Turner Employment Agreement"), the Company's Chief Operating Officer and President, in September 1999. The term of the Turner Employment Agreement commenced on September 22, 1999 and will expire on September 22, 2001. The Turner Employment Agreement provides that, in consideration for Mr. Turner's services, he is to be (i) paid a base salary of $100,000 during the first year of the agreement, (ii) issued 15,000 shares of the Company's common stock, and (iii) granted an option to purchase 50,000 shares of the Company's common stock at an option price of $2.50 per share. During the second year of the agreement, Mr. Turner will receive a 5% increase in his base salary and 15,000 shares of the Company's common stock, and will be granted an option to purchase 50,000 shares of the Company's common stock at an option price of $2.50 per share. The contract is renewable upon agreement by both parties.

         On May 16, 2000, the Turner Employment Agreement was amended, effective January 1, 2000, to delete Mr. Turner's right to receive options to purchase 100,000 shares of the Company's common stock at a rate of 50,000 shares per year, and his right to receive 15,000 shares of the Company's common stock in each of the two years of the agreement. Pursuant to the amendment, Mr. Turner instead received an immediately exercisable option to purchase 160,000 shares at an exercise price of $2.50 per share. However, Mr. Turner resigned effective August 16, 2000 for personal reasons, thereby forfeiting his right to purchase 80,000 of such 160,000 shares underlying his options.

         The Company entered into a two-year employment agreement with Richard Parker (the "Parker Employment Agreement"), the Company's Chief Executive Officer, in May 2000. The Parker Employment Agreement will expire on December 31, 2001. The Parker Employment Agreement provides that, in consideration for Mr. Parker's services, he is to be paid a base salary of $155,000 during the first year of the agreement, and granted an option to purchase 320,000 shares of the Company's common stock at an option price of $2.50 per share. During the second year of the agreement, Mr. Parker will receive a 5% increase in his base salary. The contract is renewable upon agreement by both parties. On May 16, 2000, in connection with an adjustment to Mr. Parker's compensation arrangements with the Company, all previously granted options, none of which were exercised, were canceled and the Company granted Mr. Parker immediately exercisable non-qualified options to purchase 394,440 shares of Common Stock at $2.50 per share pursuant to a Stock Option Agreement between the Company and Mr. Parker. On August 3, 2000, pursuant to the 2000 Incentive Compensation Plan, Mr. Parker was granted options to purchase an additional 10,000 shares of Common Stock at $2.50 per share in connection with his services as a director of the Company. All such options expire ten years from the date of grant.

         The Company entered into a two-year employment agreement with Mark Caulfield (the "Caulfield Employment Agreement"), the Company's Chief Financial Officer, in May 2000. The Caulfield Employment Agreement will expire on December 31, 2001. The Caulfield Employment Agreement provides that, in consideration for Mr. Caulfield's services, he is to be paid a base salary of $60,000 during the first year of the agreement, and granted an option to purchase 160,000 shares of the Company's common stock at an option price of $2.50 per share. During the second year of the agreement, Mr. Caulfield will receive a 5% increase in his base salary. The contract is renewable upon agreement by both parties. On May 16, 2000, in connection with an adjustment to Mr. Caulfield's compensation arrangements with the Company, all previously granted options, none of which were exercised, were canceled and the Company granted Mr. Caulfield immediately exercisable non-qualified options to purchase 160,000 shares of Common Stock at $2.50 per share pursuant to a Stock Option Agreement between the Company and Mr. Caulfield. All such options expire ten years from the date of grant.


2000 INCENTIVE COMPENSATION PLAN

         The 2000 Incentive Compensation Plan was approved by the Board of Directors in July 2000 and by the Company's shareholders at the annual meeting of shareholders held on August 12, 2000. A total of 900,000 shares of Common Stock have been reserved for issuance under the 2000 Incentive Compensation Plan. As of the date hereof, pursuant to the 2000 Incentive Compensation Plan, the Company has granted immediately exercisable options to purchase an aggregate of 40,000 shares of Common Stock at an exercise price of $2.50 per share, expiring ten years from the date of grant. The Company granted options to purchase 10,000 shares of Common Stock to each of its four directors on August 3, 2000, which comprises the options to purchase 40,000 shares in the aggregate.


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

         On September 1, 2000 and September __, 2000, our Board of Directors and the Majority Shareholder, respectively, voted by written consent to authorize and approve an amendment and restatement of our Articles of Incorporation. The Amended Articles (i) create blank check preferred stock,
(ii) eliminate any and all preemptive rights of the Company's shareholders, and
(iii) provide for other general matters consistent with corporations formed under the corporate laws of the State of Florida. The Amended Articles will become effective upon the filing of the Amended Articles with the Secretary of State of the State of Florida, but our Board of Directors reserves the right to not make such filing if it deems it appropriate not to do so.

PURPOSE OF AMENDED AND RESTATED ARTICLES

         Prior to amending and restating, the Company's Articles of Incorporation contained preemptive rights and only one class of authorized capital stock.

         The Board of Directors believes that the creation of blank check preferred stock is in the Company's best interest in that it provides additional flexibility in connection with future potential financing and capitalization needs of the Company. Pursuant to the terms of the Amended Articles, the Board of Directors will have the authority, without further shareholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the number of shares constituting the series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price, conversion rights, conversion price and liquidation preferences of the shares constituting any series, without further vote or action by the Company's shareholders. The issuance of preferred stock by the Board of Directors could adversely affect the rights of the holders of Common Stock. The potential issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company and may discourage bids for Common Stock at a premium over its market price and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock. While the Company has no current plans to issue any shares of preferred stock, the Board of Directors believes that the creation of blank check preferred stock serves the best interests of the Company in that it is a flexible form of participation in the capital of the Company.

         With respect to the elimination of preemptive rights in the Amended Articles, normally public issue corporations have articles of incorporation provisions that deny preemptive rights to shareholders. Currently, the Company's Articles of Incorporation contain preemptive rights, which gives shareholders the right to purchase their pro rata share of all or any part of any new securities which the Company may, from time to time, propose to sell and issue. Such new securities refers to any shares of capital stock of the Company, but generally excludes (i) securities offered to the public generally pursuant to a registration statement, (ii) securities issued in the acquisition of another company by the Company, (iii) shares issued by the Company in connection with any strategic alliance, bank financing or equipment leasing,
(iv) shares or related options issued to employees, officers, directors and consultants of the Company, pursuant to any arrangement approved by the Board of Directors, (v) stock issued pursuant to the exercise of any option and warrants, and (vi) stock issued in connection with any stock split, stock dividend or recapitalization of the Company.

         The Board of Directors believes that the existence of preemptive rights of the Company's shareholders does not serve the best interests of the shareholders or the Company, as a publicly held entity. The absence of preemptive rights does not act as a detriment to shareholders, rather it grants the directors broad authority in obtaining new capital through the use of the services of underwriters and banking concerns. If the Company is not subject to the restrictions of preemptive rights, the Board of Directors possesses the flexibility to sell all of a proposed issue for the highest price that the underwriters believe that the public will pay, without being constrained with notification requirements to current shareholders and waiting for the required period to identify those shareholders who wish to exercise such rights before the Company can proceed with its offering. Also, the expense to the Company of offering first to its shareholders under a preemptive rights requirement could be significant for a comparatively small issue, since it could be time consuming, could cause a delay in financing and could involve the issuance of fractional shares. In addition, as in the case of the Company, few shareholders in publicly held companies own more than a small percentage of the outstanding shares, which does not entitle such shareholders to any control. The existence of preemptive rights will not significantly change their position, but will be burdensome to the Company.

DISSENTERS' RIGHTS

         Since the Amended Articles eliminate preemptive rights, non-voting shareholders of the Company are entitled to assert their dissenters' rights and obtain payment in cash for their shares under Sections 607.1302 and 607.1320 of the FBCA. If you wish to dissent from the Amended Articles and you properly perfect your dissenters' rights, you will be entitled to payment of the fair value of your shares of Common Stock in accordance with Sections 607.1320(5)-(10) of the FBCA. In order to perfect your dissenters' rights, you must fully comply with the statutory procedures of Sections 607.1301, 607.1302 and 607.1320 of the FBCA summarized below, the full text of which is set forth in Exhibit E. We urge you to read those sections in their entirety and to consult with your legal advisor. To exercise your dissenters' rights, you must file with us a written notice of your election to dissent within 20 days from the date of this Information Statement. YOU WILL FORFEIT YOUR DISSENTERS' RIGHTS IF YOU DO NOT FILE YOUR ELECTION TO DISSENT WITHIN THE 20-DAY PERIOD.

         Your election to dissent must state:
         o         Your name and address;
         o         The number of shares as to which you dissent; and
         o         A demand for payment of the fair value of your shares.

         If you file an election to dissent:
         o You must deposit the certificate(s) representing your shares with us when you file your election;
         o You will be entitled only to payment pursuant to the procedure set forth in the FBCA; and
         o You will not be entitled to vote or exercise any other rights of a shareholder of Summit.

         You may withdraw your notice of election at any time before we make an offer to purchase your shares, as described below. If you withdraw your notice of election, you will lose you right to pursue dissenters' rights, and you will again have the rights you had prior to the filing of your notice of election.

         If you make a demand to us described in this section:

         o Within ten days after the period in which you may file your notice of election to dissent expires, we will make a written offer to you to pay for your shares at a specified price that we deem to be the fair value of those shares; and

         o We will deliver to you with our offer (i) a balance sheet as of the latest available date, and (ii) a profit and loss statement for the 12-month period ended on the date of the balance sheet that we provide you.

         After we make an offer to you, you will have 30 days to accept it. If you accept it within that 30-day period, we will pay you for your shares within 90 days of the date of our offer. When we pay you the agreed value, you will cease to have any further interest in your shares. If we do not purchase your shares or you do not accept our offer within 30 days from the day we make it, then you will have 60 days from the date the Amended Articles are filed with the Secretary of State of the State of Florida to demand that we file an action in any court of competent jurisdiction to determine the fair value of your shares. We will have 30 days from the day we receive your demand to initiate the action. We also may commence the action on our own initiative at any time within the 60-day period described above. If we do not initiate the action within the above-described period, you may do so in our name.

         Because of the complexity of the provisions of the FBCA relating to dissenters' rights, we urge you to consult your own legal advisor if you are considering dissenting.


                            STOCK OPTION AGREEMENTS

         On May 16, 2000, the Compensation Committee of the Board of Directors of the Company awarded to Richard Parker an option to purchase 394,440 shares of Common Stock (the "Parker Option"), immediately exercisable at an exercise price of $2.50 per share pursuant to a Non-Qualified Stock Option Agreement dated May 16, 2000 (the "Parker Option Agreement"), a copy of which is attached hereto as Exhibit B.

         On May 16, 2000, the Compensation Committee of the Board of Directors of the Company awarded to William Turner an option to purchase 160,000 shares of Common Stock (the "Turner Option"), immediately exercisable at an exercise price of $2.50 per share pursuant to a Non-Qualified Stock Option Agreement dated May 16, 2000 (the "Turner Option Agreement"), a copy of which is attached hereto as Exhibit C.

         On May 16, 2000, the Compensation Committee of the Board of Directors of the Company awarded to Mark F. Caulfield an option to purchase 160,000 shares of Common Stock (the "Caulfield Option"), immediately exercisable at an exercise price of $2.50 per share pursuant to a Non-Qualified Stock Option Agreement dated May 16, 2000 (the "Caulfield Option Agreement"), a copy of which is attached hereto as Exhibit D.

         On September ___, 2000, the Majority Shareholder, by written consent, approved and ratified the Option Agreements. Shareholder approval of the Parker Option Agreement, the Turner Option Agreement and the Caulfield Option Agreement is required for purposes of compliance with certain exclusions from the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

         The terms and provisions of the Parker Option Agreement, the Turner Option Agreement and the Caulfield Option Agreement are substantially similar, and the following is a summary of certain principal features of the Option Agreements. This summary is qualified in its entirety by reference to the complete texts of the Option Agreements attached hereto.

         Richard Parker, William Turner and Mark F. Caulfield will collectively be referred to herein as the "Optionees." In addition, the Parker Option, the Turner Option and the Caulfield Option will collectively be referred to herein as the "Options."


CERTAIN TERMS AND CONDITIONS OF THE OPTION AGREEMENTS

         The Option Agreements provide that the Optionees may pay the exercise price with respect to their Options either in cash, by check, with already owned shares of Common Stock of the Company that have been held by the Optionee for at least six (6) months (or such other shares as the Compensation Committee determines will not cause the Company to recognize for financial accounting purposes a charge for compensation expense), by delivery of a properly executed exercise notice together with documentation required (by the Compensation Committee and/or a broker) to effectuate a "cashless exercise," a combination of the above, or such other consideration or in such other manner as may be determined by the Compensation Committee in its sole discretion.

         The unexercised portion of any of the Options shall automatically be terminated (a) one year after the date on which the Optionee's employment is terminated for any reason other than (i) Cause (which shall mean the termination of the Optionee's employment by reason of the Optionee's willful misconduct or gross negligence), (ii) mental or physical disability, or (iii) death; (b) immediately upon the termination of the Optionee's employment for Cause; (c) one year after the date on which the Optionee's employment is terminated by reason of mental or physical disability; (d) one year after the date on which the Optionee's employment is terminated by reason of Optionee's death, or if later, three months after the date of Optionee's death if death occurs during the one year period following the termination of the Optionee's employment by reason of mental or physical disability; or (e) immediately in the event that the Optionee files a lawsuit or arbitration claim against the Company, or any of their respective officers, directors or shareholders.

         To prevent dilution of the rights of the Optionees, the Option Agreements provide for appropriate adjustment of the number of shares subject to the Options and the exercise price of the Options in the event of any increase or decrease in the number of issued and outstanding shares of the Company's capital stock resulting from a stock dividend, a recapitalization or other capital adjustment of the Company. The Compensation Committee has discretion to make appropriate antidilution adjustments to outstanding Options in the event of a merger, consolidation or other reorganization of the Company or a sale or other disposition of substantially all of the Company's assets.

         The Options are not assignable or transferable, other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, an Option is exercisable only by him or her. The Options may be exercised, in whole or in part, at any time prior to termination of expiration.

         The Options will expire on May 16, 2010, unless sooner terminated as described above.


FEDERAL INCOME TAX CONSEQUENCES OF THE OPTIONS.

         The Options are not qualified under the provisions of section 401(a) of the Code and are not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

         On exercise of the Option, an Optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of Common Stock acquired on exercise of the Option over the exercise price. If the Optionee is an employee of the Company, that income will be subject to the withholding of Federal income tax. The Optionee's tax basis in those shares will be equal to their fair market value on the date of exercise of the Option, and his holding period for those shares will begin on that date.

         If an Optionee pays for shares of Common Stock on exercise of an Option by delivering shares of Common Stock, the Optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the Optionee's tax basis in them. The Optionee, however, otherwise will be taxed on the exercise of the Option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the Option, the Optionee's tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The Optionee's tax basis and holding period for the additional shares received on exercise of the Option will be the same as if the Optionee had exercised the Option solely in exchange for cash.

         The Company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the Optionee, provided that amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.


         SECTION 162 LIMITATIONS. The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code, which generally disallows a public company's tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. The Company intends that Options granted to employees whom the Committee expects to be covered employees at the time a deduction arises in connection with such Options, will qualify as such "performance-based compensation," so that such Options will not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect the ability of the Company to ensure that Options under the Plan will qualify as "performance-based compensation" that is fully deductible by the Company under Section 162(m).



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

         IMPORTANCE OF CONSULTING TAX ADVISER. The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any Optionee may depend on his particular situation, each Optionee should consult his tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an Option or the disposition of Common Stock acquired on exercise of an Option.



                                      By Order of the Board of Directors





                                      /s/ Richard Parker
                                      -----------------------------------------
                                          Richard Parker, Chairman of the Board
Date: September 15, 2000                  and Chief Executive Officer

                                    EXHIBITS



Exhibit A - Amended and Restated Articles of Incorporation.

Exhibit B - Stock Option Agreement between the Company and Richard Parker, dated May 16, 2000.

Exhibit C - Stock Option Agreement between the Company and William R. Turner, dated May 16, 2000.

Exhibit D - Stock Option Agreement between the Company and Mark F. Caulfield, dated May 16, 2000.

Exhibit E - Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act.


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